Exhibit 99.1

Exhibit 99.1        Earnings Release of May 5, 2009

HENNESSY ADVISORS, INC. ANNOUNCES SECOND QUARTER RESULTS

Novato, CA – May 5, 2009 – Hennessy Advisors, Inc. (OTCBB:HNNA) President and Chief Executive Officer, Neil Hennessy, today announced a fully diluted loss per share for Hennessy Advisors, Inc. of $(0.02) for the second quarter, which ended March 31, 2009, versus earnings of $0.07 per share for the prior comparable period. “Certainly we are not pleased to report a loss for the quarter, but we firmly believe that it is much more important to allocate resources to build the company for the future than it is to avoid a very small loss per share in the short term,” said Mr. Hennessy. “During the recent financial crisis we did not hide, but instead continued to regularly meet with clients, prospects and the media in order to further strengthen our marketing, sales and distribution foundation for the future growth of the company,” he added.

The decline in earnings is primarily attributable to decreased mutual fund assets under management in the year over year period, which was caused in large part by market depreciation. During Q2 alone, assets under management were $641 million at the beginning of the quarter on December 31, 2008, dipped to a low of $475 million in March as the market hit its lows, but rebounded to finish the quarter at $699 million on March 31, 2009. From the low on March 9th to the end of the quarter on March 31st, assets under management grew approximately 14% mainly due to market appreciation, and on March 23rd, Hennessy closed the acquisition of the Tamarack Funds. Given the late timing of this surge in assets under management, it had relatively little effect on earnings for the second quarter.

“I foresee steady and sustainable economic growth in the coming months that will come from fundamental financial improvement in well-run companies. It is my opinion that investors learned an important lesson about leverage and will resume investing in high quality stocks and mutual funds as confidence in the markets is restored,” said Mr. Hennessy. “I believe that the recovery actually started in November with the first injection of government TARP spending and that the lows the market hit in March are behind us. As in any type of recovery, it will take time for the fix to work its way through the system. We have successfully managed the company through a number of difficult market cycles over the years, and we will continue to execute our long-term business plan to build assets under management organically, to strengthen our sales network, to aggressively pursue acquisitions and to continue to pay down our debt,” added Mr. Hennessy.

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Hennessy Advisors, Inc.

Financial Highlights

Period to Period

	Three Months Ended		$ Change	% Change
Second Quarter	March 31, 2009	March 31, 2008
Total Revenue	$1,194,526	$2,454,848	$(1,260,322)	-51.3%
Net Income (Loss)	$(133,514)	$419,994	$(553,508)	-131.8%
Earnings (Loss) per share diluted	$(0.02)	$0.07	$(0.09)	-128.6%
Weighted Average number of shares outstanding	5,676,677	5,701,678	(25,001)	-0.4%

At Period Ending Date	March 31, 2009	March 31, 2008	$ Change	% Change
Mutual Fund Assets Under Management	$699,175,969	$1,098,694,513	$(399,518,544)	-36.4%

Hennessy Advisors, Inc. is a publicly traded investment advisor to a family of mutual funds committed to their time-tested, quantitative stock selection formulas and disciplined money management approach.

Supplemental Information

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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